Exhibit 99.1

Textron Announces Appointment of Lisa Atherton as its President and CEO and as a Member of the Board, Effective January 4, 2026; Scott Donnelly Appointed Executive Chairman of the Board

PROVIDENCE, RI – Textron Inc. (NYSE: TXT) today announced that its Board of Directors has appointed Lisa Atherton, president and chief executive officer of Textron’s Bell segment, to succeed Scott C. Donnelly as Textron’s president and CEO, effective January 4, 2026. Ms. Atherton will join the Board upon assuming the CEO role. On January 4, 2026 Mr. Donnelly will become Textron’s Executive Chairman, leading the Board of Directors and providing advice and counsel to the CEO on company matters.

“The Board is pleased to name Lisa as our next CEO after conducting a comprehensive succession planning process and believes this transition will ensure continued success for the Company,” said R. Kerry Clark, Textron’s Lead Director. “As a member of Textron’s executive leadership team for over 8 years, we witnessed Lisa play a key role in driving growth across her businesses and winning critical programs. On behalf of the Board, we look forward to working with her even more closely as she leads the company through this next phase of execution.”

Clark continued, “We deeply appreciate Scott’s leadership over the past 17 years. His strategic vision and strong connection to our products, operations and customers have been instrumental in moving the company forward, advancing new technologies and products that bring value to our shareholders and customers. His commitment to identifying and growing critical talent across the business drove a high-performing environment and strongly supported our succession planning. As Executive Chairman, Scott will be a valuable resource to Lisa, the Company and the Board.”

Ms. Atherton said, "It has been a privilege to have had the opportunity to serve as Bell’s president and CEO. I have had the honor of working in a variety of businesses and functions during my eighteen-year tenure at Textron, gaining a deep understanding of our customers, experiencing our high-performing culture and growing our extraordinary talent. I am excited to become president and CEO of Textron, and I look forward to working with Scott, the Board and our global teams to bring our innovative technologies and products to our customers and create value for our shareholders."

Donnelly said, “It has been an honor to serve as Textron’s CEO. With the Board’s support, I have had the opportunity to shape the business and develop a talented team for the future. I am looking forward to working with Lisa and the Company in my role as Executive Chair.”

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Pipistrel, Jacobsen, Kautex, Lycoming, E-Z-GO and Textron Systems. For more information visit: www.textron.com.

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NYSE: TXT

RELEASE SUMMARY

Lisa Atherton appointed Textron President and CEO and member of the Board; Scott Donnelly appointed Executive Chairman.

CONTACTS

Media Contact:

Michael Maynard

401-457-2362

Investor Contact

Scott Hegstrom

401-457-2288

Kyle Williams

401-457-2288